Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF

SPECIAL VOTING STOCK

OF

LEAP THERAPEUTICS, INC.

Leap Therapeutics, Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Leap Therapeutics, Inc. The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) on January 3, 2011 under the name “Dekkun Corporation.”

SECOND: The Certificate of Designation of Special Voting Stock of the Corporation was filed with the Secretary of State of the State of Delaware on January 7, 2020 (the “Certificate of Designation”).

THIRD: Section 5(b) of the Certificate of Designation is hereby amended by deleting the reference to “5%” in the second line of such Section 5(b) and replacing such reference with a reference to “9.9%”.

FOURTH: The amendment to the Certificate of Designation, which amendment is set forth in Article Third above, has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

LEAP THERAPEUTICS, INC.

By:	/s/ Douglas E. Onsi
	Name:	Douglas E. Onsi
	Title:	Chief Executive Officer